Exhibit 99.1

Cleco Corporation issues initial operational earnings guidance for 2014 and issues long-term capital expenditures

•	Sets operational earnings guidance of $2.65 to $2.75 per diluted share

•	Forecasts five-year capital expenditures for 2014 through 2018

PINEVILLE, La., Dec. 3, 2013 - Cleco Corporation (NYSE:CNL) today announces initial operational earnings guidance for 2014 and discloses its five-year capital expenditure plan.
“Our full-year 2014 operational earnings guidance range is $2.65 to $2.75 per diluted share, which is an 8 percent increase compared to our original 2013 earnings guidance midpoint,” said Bruce Williamson, president and CEO of Cleco Corporation. “Our continued strong earnings growth results from securing low-risk wholesale contracts, which remains one of the key initiatives for our utility.
“In addition, we are disclosing our preliminary capital expenditure plan for the next five years,” said Williamson. “Our plan includes a maintenance and routine forecast along with other projects that improve reliability for our customers, strengthen our generation fleet and increase our investment base while maintaining our financial strength and flexibility.”
2014 operational earnings guidance:
Cleco is initiating 2014 consolidated operational earnings guidance in the range of $2.65 to $2.75 per diluted share. The 2014 earnings guidance is based on normal weather, is generally consistent with the current rate plan, and excludes adjustments related to life insurance policies and the Acadia indemnifications. The effective tax rate assumed in the 2014 guidance is approximately 34 percent.
Capital expenditure forecast:
The preliminary capital spending plan for 2014 is $195 million. Of that amount, an estimated $39 million will fund compliance with the Mercury and Air Toxics Standards rule in 2014. Between 2015 and 2018, we project an average annual spend of approximately $120 million on system maintenance and routine capital. Lower forecasted capital expenditures reflect a return to normal run-rate capital spending.
Management to meet with investors:
Members of Cleco’s executive management team will answer questions on the information in this release during investor meetings in New York, Boston and Toronto Dec. 9-12, 2013. At that time, presentation materials will be available on Cleco’s investor relations website at www.cleco.com/investors.

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Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

In this press release, and from time to time, Cleco Corporation makes certain forward-looking statements about future results and circumstances, including, without limitation, statements regarding future earnings, capital expenditures, project completion dates and total shareholder return, with respect to which there are many risks and uncertainties.  Although Cleco believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, Cleco can give no assurances that these expectations will prove to be correct or that other benefits anticipated in the forward-looking statements will be achieved.  For a discussion of risk factors and other factors that may cause the company’s actual results to differ materially from those contemplated in its forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its 2012 Annual Report on Form 10-K and 2013 Quarterly Reports on Form 10-Q.

Analyst and Media Contact:
Robbyn Cooper
(318) 484-7136

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